EXHIBIT 5.1

                                November 23, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C.  20549-1004

Ladies and Gentlemen:

                  I am Associate General Counsel and Assistant Secretary of DARDEN RESTAURANTS, INC., a Florida corporation (the "Company"), and I am familiar with the Company's registration statement on Form S-8 relating to the sale by the Company from time to time of up to 7,200,000 shares of Common Stock, without par value, of the Company (the "Shares"), issuable pursuant to the Company's Amended and Restated Stock Option and Long-Term Incentive Plan of 1995 (the "Plan").

                  I  have  examined  such   documents  and  have  reviewed  such
questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below.

                  In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action
(corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

                  Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

                  My opinions expressed above are limited to the laws of the State of Florida.

                  I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Plan.

                                     Very truly yours,

                                     /s/ James O. McIntosh

                                     James O. McIntosh
                                     Associate General Counsel
                                     and Assistant Secretary